EXHIBIT 5.1

[Letterhead of Hinkle, Hensley, Shanor & Martin, L.L.P.]

February 7, 2006

First State Bancorporation

7900 Jefferson N.E.

Albuquerque, NM 87109

Re:	First State Bancorporation Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel for First State Bancorporation, a New Mexico corporation (the “Company”) in connection with the proposed issuance by the Company of up to an additional 74,196 shares (the “Shares”) of common stock, no par value per share (the “Common Stock”), initially issuable pursuant to Access Anytime BanCorp, Inc.’s 1997 Stock Option and Incentive Plan and the Restated and Amended Access Anytime BanCorp, Inc.’s 1997 Stock Option and Incentive Plan (collectively, the “Plan”). The obligations of Access Anytime BanCorp, Inc. (“Access”) under the Plan were assumed by the Company pursuant to the terms of that certain Agreement and Plan of Merger, as amended, by which Access merged with and into First State Bank. The merger was consummated on January 3, 2006.

This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

In rendering the opinion set forth herein, we have examined and relied on originals or copies of the following:

1. The Company’s Registration Statement on Form S-8 filed with the U.S. Securities and Exchange Commission (the “Commission”) on the date hereof under the Securities Act (the “Registration Statement”);

2. Agreement and Plan of Merger dated as of August 31, 2005, as adopted by the Company and Access, and the Amendment thereto dated September 29, 2005;

3. The Amended and Restated Certificate of Incorporation of the Company dated November 6, 1996, as certified by the Public Regulation Commission for the State of New Mexico;

4. The Amended and Restated By-Laws of the Company, certified by the Secretary of the Company on January 26, 2006;

First State Bancorporation

February 7, 2006

5. The Articles of Merger filed with the New Mexico Public Regulation Commission for the Company and Access, which Articles of Merger were filed on January 3, 2006;

6. The Certificate of Merger issued by the New Mexico Public Regulation Commission on January 3, 2006, for the Company;

7. A specimen certificate representing the Common Stock;

8. Access’ 1997 Stock Option Incentive Plan dated May 30, 1997;

9. The Restated and Amended 1997 Stock Option and Incentive Plan for Access, which Restated and Amended Agreement was dated April 25, 2005;

10. The Shareholder Protection Rights Agreement, dated as of October 5, 1996, between the Company and American Securities Transfer & Trust, Inc., as rights agent; and

11. The Affidavit of Marshall G. Martin, Executive Vice-President and Corporate Counsel for the Company, which Affidavit is dated as of February 6, 2006.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records, as we have deemed necessary or appropriate as a basis for the opinions set forth below.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, its directors and officers, had the power, corporate or other, to enter into and perform all obligations thereunder, and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein which we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others.

Members of our firm are admitted to the Bar in the State of New Mexico, and we do not express any opinion as to the laws of any other jurisdiction other than the General Corporation Law of the State of New Mexico.

Based upon the foregoing, and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that the issuance of the Shares has been duly authorized by the Company, and when (a) certificates representing the Shares in the form of the specimen certificate examined by us have been countersigned by an authorized officer of the transfer agent and registrar of the Common Stock (the “Transfer Agent”); (b) the Shares have been registered by the Transfer Agent on the stock record books of the Company, and (c) the Shares have been issued and delivered by the Company and the full amount of the consideration therefor has been received in full by the Company, in each case in accordance with the terms of the Plan, the Shares will be validly issued, fully paid, and non-assessable.

First State Bancorporation

February 7, 2006

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

HINKLE, HENSLEY, SHANOR & MARTIN, L.L.P.

/s/ NANCY S. CUSACK
Nancy S. Cusack